Pricing Supplement No. K160
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. AK-I dated November 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 February 1, 2012

Financial Products	$1,000,000 Buffered Accelerated Return Equity Securities due February 8, 2016 Linked to the S&P 500® Index and the iShares® MSCI EAFE® Index Fund

General
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The securities are designed for investors who seek a leveraged return linked to the appreciation of a weighted basket consisting of the S&P 500® Index and the iShares® MSCI EAFE® Index Fund. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 20%, be willing to lose up to 80% of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 8, 2016†.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities priced on February 1, 2012 (the “Trade Date”) and are expected to settle on February 7, 2012. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to a weighted basket consisting of one index and one exchange-traded fund (each a “Basket Component” and, together, the “Basket Components”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

Basket Components	Ticker	Initial Level	Component Weighting
S&P 500® Index	SPX	1324.09	70%
iShares® MSCI EAFE® Index Fund	EFA UP	52.97	30%
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Basket Return:	•	If the Final Basket Level is greater than or equal to the Initial Basket Level, the Basket Return will be calculated as follows:
Upside Participation Rate ×	Final Basket Level – Initial Basket Level Initial Basket Level
•	If the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount, the Basket Return will equal zero.
•	If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount, the Basket Return will be calculated as follows:
Final Basket Level – Initial Basket Level Initial Basket Level	+ Buffer Amount

If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity.

Upside Participation Rate:	123%
Buffer Amount:	20%
Initial Basket Level:	100
Final Basket Level:	On the Valuation Date, the Final Basket Level will be calculated as follows:
100 × [1 + (S&P 500® Index Return × 70%) + (iShares® MSCI EAFE® Index Fund Return × 30%)]
The “S&P 500® Index Return” and the “iShares® MSCI EAFE® Index Fund Return” are the respective Component Returns for each Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
Final Level – Initial Level Initial Level
Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Valuation Date †:	February 1, 2016
Maturity Date †:	February 8, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TME8
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$32.50	$967.50
Total	$1,000,000.00	$32,500.00	$967,500.00
(1) We or one of our affiliates will pay discounts and commissions of $32.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000.00	$114.60

Credit Suisse
February 1, 2012

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. AK-I dated November 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate the hypothetical Redemption Amount per $1,000 principal amount of securities for a range of hypothetical examples and reflect an Upside Participation Rate of 123%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level determined on the Valuation Date. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	123.00%	$2,230.00
190.00	90.00%	110.70%	$2,107.50
180.00	80.00%	98.40%	$1,984.00
170.00	70.00%	86.10%	$1,861.00
160.00	60.00%	73.80%	$1,738.00
150.00	50.00%	61.50%	$1,615.00
140.00	40.00%	49.20%	$1,492.00
130.00	30.00%	36.90%	$1,369.00
120.00	20.00%	24.60%	$1,246.00
115.00	15.00%	18.45%	$1,184.50
110.00	10.00%	12.30%	$1,123.00
105.00	5.00%	6.15%	$1,061.50
100.00	0.00%	0.00%	$1,000.00
95.00	−5.00%	0.00%	$1,000.00
90.00	−10.00%	0.00%	$1,000.00
85.00	−15.00%	0.00%	$1,000.00
80.00	−20.00%	0.00%	$1,000.00
70.00	−30.00%	−10.00%	$900.00
60.00	−40.00%	−20.00%	$800.00
50.00	−50.00%	−30.00%	$700.00
40.00	−60.00%	−40.00%	$600.00
30.00	−70.00%	−50.00%	$500.00
20.00	−80.00%	−60.00%	$400.00
10.00	−90.00%	−70.00%	$300.00
0.00	−100.00%	−80.00%	$200.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Basket Component	S&P 500 Index	iShares® MSCI EAFE® Index Fund
Component Return	10%	60%
Component Weighting	70%	30%

Example 1 assumes hypothetical Component Returns of 10% and 60% for the S&P 500® Index and iShares® MSCI EAFE® Index Fund, respectively. The Redemption Amount is calculated as follows:

Final Basket Level	=	100 × [1 + (S&P 500® Index Return × S&P 500® Index Weighting) + (iShares® MSCI EAFE® Index Fund Return × iShares® MSCI EAFE® Index Fund Weighting)]
	=	100 × [1 + (10% × 70%) + (60% × 30%)]
	=	125
Basket Return	=	the Upside Participation Rate × [(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	(ii) 123% x [(125 - 100) / 100]
	=	30.75%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.3075
	=	$1,307.50

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,307.50 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the Final Basket Level compared to the Initial Basket Level.

Example 2:

Basket Component	S&P 500 Index	iShares® MSCI EAFE® Index Fund
Component Return	-10%	15%
Component Weighting	70%	30%

Example 2 assumes hypothetical Component Returns of -10% and 15% for the S&P 500® Index and iShares® MSCI EAFE® Index Fund, respectively. The Redemption Amount is calculated as follows:

Final Basket Level	=	100 × [1 + (S&P 500® Index Return × S&P 500® Index Weighting) + (iShares® MSCI EAFE® Index Fund Return × iShares® MSCI EAFE® Index Fund Weighting)]
	=	100 × [1 + (-10% × 70%) + (15% × 30%)]
	=	97.50
Basket Return	=	0%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.00
	=	$1,000

In this example, because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount of 20%, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3:

Basket Component	S&P 500 Index	iShares® MSCI EAFE® Index Fund
Component Return	-20%	-70%
Component Weighting	70%	30%

Example 3 assumes hypothetical Component Returns of -20% and -70% for the S&P 500® Index and iShares® MSCI EAFE® Index Fund, respectively. The Redemption Amount is calculated as follows:

Final Basket Level	=	100 × [1 + (S&P 500® Index Return × S&P 500® Index Weighting) + (iShares® MSCI EAFE® Index Fund Return × iShares® MSCI EAFE® Index Fund Weighting)]
	=	100 × [1 + (-20% × 70%) + (-70% × 30%)]
	=	65
Basket Return	=	[(Final Basket Level - Initial Basket Level) / Initial Basket Level] + Buffer Amount
	=	[(65 – 100) / 100] + 20%
	=	−15%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.85
	=	$850.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $850 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount and you will participate in any depreciation in the Final Basket Level beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the Final Basket Level is less than the Initial Basket Level by more than 20%, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI EAFE® INDEX FUND — Although shares of the iShares® MSCI EAFE® Index Fund (the “Reference Fund”) are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Fund or that there will be liquidity in the trading market. The Reference Fund is subject to management risk, which is the risk that the Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Reference Fund’s investment strategy or otherwise, the investment advisor for the Reference Fund may add, delete or substitute the components held by the Reference Fund. Any of these actions could affect the price of the shares of the Reference Fund and consequently the value of the securities. For additional information on the Reference Fund, see “The Reference Funds—The iShares® Funds—The iShares® MSCI EAFE® Index Fund” in the accompanying underlying supplement.

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THE PERFORMANCE OF THE REFERENCE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX — The Reference Fund will generally invest in all of the equity securities included in the MSCI EAFE Index, the “Tracked Index” for the Reference Fund. There may, however, be instances where the Reference Fund’s investment advisor, may choose to overweight another stock in the Tracked Index, purchase securities not included in its Tracked Index that the Reference Fund’s investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Reference Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Reference Fund may differ from the net asset value per share of the Reference Fund. For these reasons, the performance of the Reference Fund may not correlate with the performance of the Tracked Index.

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NON-U.S. SECURITIES MARKETS RISKS — The stocks comprising the Reference Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Reference Fund, which measures the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the Reference Fund, the level of the Reference Fund and the value of the securities.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Fund. However, an adjustment will not be required in response to all events that could affect the Reference Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Anti-dilution adjustments for funds” in the accompanying product supplement.

•
THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED — The securities are linked to a weighted Basket consisting of two Basket Components. Each Basket Component has a different weight in determining the value of the Basket, as specified on the cover of this pricing supplement. One consequence of such an unequal weighting of the Basket Components is that if the higher weighted Basket Component performs poorly and the lower weighted Basket Component performs well, the Final Basket Level will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which would have an adverse effect on the value of the securities.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the level of the Basket Components may not correlate with each other. At a time when the level of one of the Basket Components increases, the level of the other Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return, an increase in the level of one of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of the other Basket Component.

•	NO INTEREST PAYMENTS — As a holder of the securities, you will not receive interest payments.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Basket Components.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the stocks comprising the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Basket Components or markets generally and which may affect the levels of the Basket Components;

o
the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the stocks comprising the Underlyings and any other currency relevant to the value of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components from January 1, 2007 through February 1, 2012. The graph of the historical Basket performance reflects the Basket Level on February 1, 2012 of 100 and the Component Weightings as specified on the cover of this pricing supplement. The closing level of the S&P 500® Index on February 1, 2012 was 1324.09. The closing level of the iShares® MSCI EAFE® Index Fund on February 1, 2012 was 52.97. We obtained the closing levels for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Basket Components on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return of your investment beyond the Buffer Amount.

For additional information on the Basket Components, see “The Reference Indices—The S&P Indices—The S&P 500® Index” and “The Reference Funds—The iShares® Funds—The iShares® MSCI EAFE® Index Fund” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket Components, that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities. Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all of the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Basket Components. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Basket Components, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are certain payments attributable to withholdable payments. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding regime will apply to withholdable payments made after December 31, 2013, and to passthru payments made after December 31, 2014. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision. The IRS has suspended the requirement to file IRS Form 8938 with income tax returns for returns that are filed before the date of release of IRS Form 8938. However, following the release of IRS Form 8938, U.S. Holders for which the filing of IRS Form 8938 has been suspended for a taxable year will be required to attach IRS Form 8938 for each suspended taxable year to their next income tax or information return required to be filed with the IRS. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $32.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about February 7, 2012, which will be the fourth business day following the Trade Date for the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse